Exhibit 99.1

This news release contains forward-looking statements, including statements regarding our intention to offer notes, the principal amount and maturity date of such notes and our use of the net proceeds from the offering of such notes. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to our inability, due to market conditions or other reasons, to offer notes with the economic terms described below, if at all, and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Jabil Circuit, Inc. Announces Intention to Offer $500.0 Million of Senior Notes

St. Petersburg, FL—July 31, 2012 — Jabil Circuit, Inc. (NYSE:JBL) announced today its intention to offer $500.0 million of senior unsecured notes due 2022 (the “Offering”), subject to market conditions.

Jabil intends to use the net proceeds from the Offering (i) to repay outstanding borrowings under its revolving senior credit facility and (ii) for general corporate purposes.

RBS Securities Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as joint book-running managers for the offering. The offering will be made only by means of a prospectus, copies of which may be obtained from RBS Securities Inc., 600 Washington Boulevard, 7th Floor, Stamford, Connecticut 06901, Attention Debt Capital Markets Syndicate, 1-866-884-2071. An electronic copy of the prospectus is available from the Securities and Exchange Commission’s website at http://www.sec.gov.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and aftermarket product management services to global electronics and technology companies. Offering complete product supply chain management from facilities in 29 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact:

Beth Walters

Senior Vice President, Investor Relations & Communications

Jabil Circuit, Inc.

(727) 803-3511

beth_walters@jabil.com